                                                                   Exhibit 2.1

          STOCK PURCHASE AGREEMENT

                    AMONG

            THE NORTH FACE, INC.,

              LA SPORTIVA USA,

   AND THE SHAREHOLDERS OF LA SPORTIVA USA

                July 1, 1998
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                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
   1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
   2.  Purchase and Sale of Company Shares . . . . . . . . . . . . . .     5
       (a)   Basic Transaction . . . . . . . . . . . . . . . . . . . .     5
       (b)   Purchase Price. . . . . . . . . . . . . . . . . . . . . .     5
       (c)   The Closing . . . . . . . . . . . . . . . . . . . . . . .     6
       (d)   Deliveries at the Closing . . . . . . . . . . . . . . . .     6
       (e)   Escrow Deposit. . . . . . . . . . . . . . . . . . . . . .     6

ARTICLE III  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
   3.  Representations and Warranties Concerning the Transaction . . .     8
       (a)   Representations and Warranties of the Sellers . . . . . .     8
       (b)   Representations and Warranties of the Buyer . . . . . . .     9

ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
   4.  Representations and Warranties Concerning the Company . . . . .    10
       (a)   Organization, Qualification, and Corporate Power. . . . .    10
       (b)   Capitalization. . . . . . . . . . . . . . . . . . . . . .    10
       (c)   Noncontravention. . . . . . . . . . . . . . . . . . . . .    11
       (d)   Brokers' Fees . . . . . . . . . . . . . . . . . . . . . .    11
       (e)   Title to Assets . . . . . . . . . . . . . . . . . . . . .    11
       (f)   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . .    11
       (g)   Financial Statements. . . . . . . . . . . . . . . . . . .    11
       (h)   Events Subsequent to Most Recent Fiscal Year End. . . . .    12
       (i)   Undisclosed Liabilities . . . . . . . . . . . . . . . . .    14
       (j)   Legal Compliance. . . . . . . . . . . . . . . . . . . . .    14
       (k)   Tax Matters . . . . . . . . . . . . . . . . . . . . . . .    14
       (l)   Real Property . . . . . . . . . . . . . . . . . . . . . .    15
       (m)   Intellectual Property . . . . . . . . . . . . . . . . . .    16
       (n)   Tangible Assets . . . . . . . . . . . . . . . . . . . . .    18
       (o)   Inventory . . . . . . . . . . . . . . . . . . . . . . . .    18
       (p)   Contracts . . . . . . . . . . . . . . . . . . . . . . . .    19
       (q)   Notes and Accounts Receivable . . . . . . . . . . . . . .    20
       (r)   Powers of Attorney  . . . . . . . . . . . . . . . . . . .    20
       (s)   Insurance . . . . . . . . . . . . . . . . . . . . . . . .    20
       (t)   Litigation  . . . . . . . . . . . . . . . . . . . . . . .    21
       (u)   Product Warranty  . . . . . . . . . . . . . . . . . . . .    21
       (v)   Product Liability . . . . . . . . . . . . . . . . . . . .    21

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                               TABLE OF CONTENTS
                                  (Continued)


                                                                        PAGE
                                                                        ----
      (w)    Employees . . . . . . . . . . . . . . . . . . . . . . . .    21
      (x)    Employee Benefits . . . . . . . . . . . . . . . . . . . .    21
      (y)    Guaranties  . . . . . . . . . . . . . . . . . . . . . . .    22
      (z)    Environmental, Health, and Safety Matters . . . . . . . .    22
      (aa)   Certain Business Relationships with the Company . . . . .    23
      (bb)   Disclosure  . . . . . . . . . . . . . . . . . . . . . . .    23
      (cc)   Bank Accounts . . . . . . . . . . . . . . . . . . . . . .    23
      (dd)   Materiality . . . . . . . . . . . . . . . . . . . . . . .    23
      (ee)   Solvency  . . . . . . . . . . . . . . . . . . . . . . . .    23
      (ff)   Predecessor Status  . . . . . . . . . . . . . . . . . . .    23
      (gg)   Minute Books  . . . . . . . . . . . . . . . . . . . . . .    23
      (hh)   Disclosure Schedule . . . . . . . . . . . . . . . . . . .    23

ARTICLE V  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
   5.  Pre-Closing Covenants . . . . . . . . . . . . . . . . . . . . .    24
       (a)   General . . . . . . . . . . . . . . . . . . . . . . . . .    24
       (b)   Notices and Consents  . . . . . . . . . . . . . . . . . .    24
       (c)   Operation of Business . . . . . . . . . . . . . . . . . .    24
       (d)   Preservation of Business. . . . . . . . . . . . . . . . .    24
       (e)   Full Access . . . . . . . . . . . . . . . . . . . . . . .    24
       (f)   Notice of Developments  . . . . . . . . . . . . . . . . .    24
       (g)   Exclusivity . . . . . . . . . . . . . . . . . . . . . . .    25

ARTICLE VI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
   6.  Post-Closing Covenants  . . . . . . . . . . . . . . . . . . . .    25
       (a)   General . . . . . . . . . . . . . . . . . . . . . . . . .    25
       (b)   Litigation Support  . . . . . . . . . . . . . . . . . . .    25
       (c)   Transition  . . . . . . . . . . . . . . . . . . . . . . .    25
       (d)   Confidentiality . . . . . . . . . . . . . . . . . . . . .    26
       (e)   Release from Preferred Stock Agreement  . . . . . . . . .    26

ARTICLE VII  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
   7.  Conditions to Obligation to Close . . . . . . . . . . . . . . .    26
       (a)   Conditions to Obligation of the Buyer . . . . . . . . . .    26
       (b)   Conditions to Obligation of the Sellers . . . . . . . . .    28

ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
   8.  Remedies for Breaches of This Agreement . . . . . . . . . . . .    28
       (a)   Survival of Representations and Warranties. . . . . . . .    29

                                TABLE OF CONTENTS
                                   (Continued)


                                                                        PAGE
                                                                        ----
       (b)   Other Indemnification Provisions  . . . . . . . . . . . .    29

ARTICLE IX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
   9.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . .    32
       (a)   Termination of Agreement  . . . . . . . . . . . . . . . .    32
       (b)   Effect of Termination . . . . . . . . . . . . . . . . . .    32

ARTICLE X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
  10.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .    32
       (a)   Press Releases and Public Announcements . . . . . . . . .    33
       (b)   Entire Agreement  . . . . . . . . . . . . . . . . . . . .    33
       (c)   Succession and Assignment's Parties in Interest . . . . .    33
       (d)   Counterparts. . . . . . . . . . . . . . . . . . . . . . .    33
       (e)   Headings. . . . . . . . . . . . . . . . . . . . . . . . .    33
       (f)   Notices . . . . . . . . . . . . . . . . . . . . . . . . .    33
       (g)   Governing Law . . . . . . . . . . . . . . . . . . . . . .    35
       (h)   Amendments and Waivers  . . . . . . . . . . . . . . . . .    35
       (i)   Severability  . . . . . . . . . . . . . . . . . . . . . .    35
       (j)   Expenses. . . . . . . . . . . . . . . . . . . . . . . . .    35
       (k)   Construction  . . . . . . . . . . . . . . . . . . . . . .    35
       (l)   Incorporation of Exhibits and Schedules . . . . . . . . .    35
       (m)   Submission to Jurisdiction  . . . . . . . . . . . . . . .    35

Exhibit A--Financial Statements
Exhibit B1--Form of Registration Rights Agreement
Exhibit B2--Form of Investor Representation Certificate
Exhibit B3--Form of General Release
Exhibit C--Form of Opinion of Counsel to the Sellers
Exhibit D--Form of Opinion of Counsel to the Buyer
Disclosure Schedule--Exceptions to Representations and Warranties of Sellers

                               PURCHASE AGREEMENT

     This Agreement is entered into as of July 1, 1998, by and among The North Face, Inc. ("TNF"), a Delaware corporation (the "BUYER"), La Sportiva USA, Inc. ("LUSA"), a Colorado corporation (the "COMPANY"), Mr. Colin Lantz, Mr. C. Edward Sampson and Mr. Heinz Mariacher, each a shareholder of the Company (each a "SELLER" and collectively, the "SELLERS"). The Buyer, the Company and the Sellers are referred to collectively herein as the "PARTIES."

                                   RECITALS

     A. The Sellers in the aggregate own one hundred percent (100%) of the outstanding common stock, no par value, of the Company.

     B. This Agreement contemplates a transaction in which the Buyer will purchase (the "PURCHASE") from the Sellers, and the Sellers will sell to the Buyer, all of the common stock of the Company held by Sellers (the "PURCHASED SHARES") in exchange for the Purchase Price (as set forth herein).

     C. The Parties agree that a specified fraction of the Earn Out Amount portion of the Purchase Price paid by the Buyer shall be subject to set-off, contingent on certain events and conditions, as security for the performance of Sellers' obligations and the accuracy of the Sellers' representations and warranties.

     D. The Buyer and the Sellers desire to make certain representations and warranties and other agreements in connection with the Purchase.

     E. In connection with and as a condition of the execution and delivery of this Agreement the Parties are entering into a Registration Rights Agreement and certain other Collateral Documents.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                    ARTICLE I

     1.    DEFINITIONS.

     "AFFILIATE" shall mean with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any Person of which such person at the time owns or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of capital stock or beneficial interest of such Person, (d) any executive officer or director of such person, (e) with respect to any partnership, joint venture or similar entity, any general partner thereof and (f) any individual's immediate family or family trust.

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "BUYER" has the meaning set forth in the preface above.

     "BUYER COMMON STOCK" shall mean the common stock, par value $0.0025, of Buyer.

     "CLAIMS PERIOD" shall mean one year or eighteen months from the Closing Date, as the case may be, as designated in Article 8(a). As set forth in
Article 8(a) Buyer may only recover for Losses or for an action or event that later causes Losses that arises during the relevant Claims Period.

     "CLOSING" has the meaning set forth in Article 2(c) below.

     "CLOSING DATE" has the meaning set forth in Article 2(c) below.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COLLATERAL DOCUMENTS" shall mean Exhibit B-1 to B-3.

     "COMPANY" shall mean La Sportiva USA, Inc., a Colorado corporation.

     "COMPANY SHARES" shall mean the common stock, no par value, of the Company.

     "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Buyer and the Company that is not already generally available to the public.

     "DISCLOSURE SCHEDULE" has the meaning set forth in Article 4 below.

     "EARN OUT AMOUNT" shall have the meaning set forth in Article 2(b).

     "EMPLOYEE BENEFIT PLAN" means any (a) deferred compensation or retirement plan or arrangement, (b) defined contribution retirement plan or arrangement, (c) defined benefit retirement plan or arrangement, or (d) material fringe benefit or other retirement, bonus, or incentive plan or program, either formally adopted by the Company or consistently implemented in the Ordinary Course of Business (including the Variable Pay System, Profit Sharing Plan and annual bonuses, each as fully described in the Disclosure Schedule).

     "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all national, provincial, regional, federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "FINANCIAL STATEMENT" has the meaning set forth in Article 4(g) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "KNOWLEDGE" means actual knowledge, or such knowledge as would be imputed to a reasonably prudent business person considering the underlying facts and circumstances.

     "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "MATERIAL ADVERSE CHANGE" means any change(s), event(s) or condition(s) that, individually or in the aggregate result(s) in a Loss (as defined in Article VIII) in excess of $10,000.

     "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

     "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Article 4(g) below.

     "MOST RECENT FISCAL MONTH END" has the meaning set forth in Article 4(g) below.

     "MOST RECENT FISCAL YEAR END" has the meaning set forth in Article 4(g) below.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARTIES" has the meaning set forth in the preface above.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "PURCHASE PRICE" has the meaning set forth in Article 2(b) below.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "SELLER(S)" has the meaning set forth in the preface above.

     "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "TAX" means any national, provincial, regional, federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "TERMINATION DATE" means July 31, 1998.

     "THIRD PARTY CLAIM" has the meaning set forth in Article VIII below.

                                  ARTICLE II

     2.    PURCHASE AND SALE OF COMPANY SHARES.

           (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all Company Shares owned by him, in the amount set forth in SCHEDULE 1 hereto, for the consideration specified below in this Article II, which Company Shares shall in the aggregate comprise the Purchased Shares.

           (b)   PURCHASE PRICE.

                 (i) The Buyer agrees to deliver to the Sellers at the Closing an aggregate of 133,335 shares of Buyer Common Stock (the "PURCHASE PRICE") allocated among the Sellers as set forth in SCHEDULE I hereto. The Parties hereto have entered into a Registration Rights Agreement attached hereto as EXHIBIT B-1 which sets forth their respective rights and obligations in connection with the shares of Buyer Common Stock that comprise the Purchase Price. In the event that the SEC has not declared a Registration Statement (as defined in the Registration Rights Agreement) with respect to the Registerable Securities (as defined in the Registration Rights Agreement) effective prior to ten days following the Closing Date (the "First Delay") the Buyer shall pay each Seller a pro rata share of $9,000, payable in cash within (10) days of such First Delay (a "Delay Payment"). Further at the end of each (30) day period subsequent to the First Delay, and until the one year anniversary of the Closing Date (after which no further Delay Payments shall accrue), if a Registration Statement with respect to the Registerable Securities has not been declared effective by the SEC Buyer shall make a Delay Payment; PROVIDED, HOWEVER, that each Delay Payment made after the 70th calendar day following the Closing Date shall be in an aggregate amount of $18,000 (paid pro-rata among the Sellers).

                 (ii) EARN OUT AMOUNT. In addition to the Purchase Price, in consideration of the Purchased Shares, Buyer will deliver to each Seller, $50,000 per year for a five year period beginning on the first anniversary of the Closing Date (the "EARN OUT AMOUNT"). In no event shall the aggregate Earn Out Amount exceed $250,000 for any Seller, or $750,000 for all Sellers. Each annual payment comprising a portion of the Earn Out Amount will be paid in the form of unrestricted, publicly tradable shares of the common stock of the Buyer (valued at the closing bid price on NASDAQ as of the third trading day prior to the date such shares become due pursuant to this Article II(b)(ii)). The Earn Out Amount shall be subject to a right of set-off as set forth in Article VIII.

           (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of LUSA, 3280 Pearl Street, Boulder, Colorado 80301 or such other place as Buyer and Sellers mutually determine, upon the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "CLOSING DATE"); PROVIDED, HOWEVER, that the Closing Date must occur no later than the Termination Date.

           (d) DELIVERIES AT THE CLOSING. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Article 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Article 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing the number of his Company Shares set forth in
SCHEDULE I hereto, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Sellers the number of shares of Buyer Common Stock as set forth in Article 2(b) above. The Buyer will file a Registration Statement (as defined in the Registration Rights Agreement) within three (3) SEC working days following the Closing Date.

           (e) PURCHASE PRICE ADJUSTMENT. The Purchase Price will be subject to adjustment as follows:

                 (i) CLOSING BALANCE SHEET. As soon as practicable (but in no event later than 30 days) following the Closing, the Company will, at the expense of the Buyer, prepare and cause to be audited by Deloitte & Touche LLP, independent accountants, and the Company will deliver to Buyer and the Sellers' Agent (as defined in Article VIII), a balance sheet of the Company as of the Closing Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet will be prepared in accordance with GAAP or consistent with the basis of accounting and procedures and methods employed by the Company in its Financial Statements, as defined in Article 4(g) below, delivered on the Closing Date pursuant to Article 4(g). During the conduct of the audit, the Company will cooperate in all respects with the independent auditors for the purposes of completing the Closing Balance Sheet. In addition, the Company and the independent auditors shall be available for periodic inquiry by Buyer, the Sellers' Agent and the Company, and the independent auditors will answer such questions as Buyer or the Sellers' Agent may have and provide such additional schedules and materials as Buyer or the Sellers' Agent may reasonably request in order to permit a meaningful review of the Closing Balance Sheet.

                 (ii) DEFINITION. "TANGIBLE NET WORTH" will mean the aggregate of all tangible assets (net of all reserves and excluding all intangible assets, including without limitation, all goodwill and capitalized software), less all liabilities of any kind (including without limitation accounts payable, royalties payable, warranty reserves, deferred revenue, litigation reserves, and debt and other liabilities, but excluding, write-downs for inventory deemed to be slow-moving or obsolete, and properly accrued bonuses (including the bonus to Kellie Beran of $10,500), accrued vacation, ordinary course employee expense obligations, the $10,000 paid to La Sportiva S.r.l.
     to repurchase Company Common Stock, and legal and professional fees incurred in relation to the transactions contemplated by this Agreement) determined in accordance with GAAP or consistent with the basis of accounting and procedures and methods employed by the Company in its Financial Statements and the considerations specified in Section 4(g) of the Disclosure Schedule.

                 (iii) DISPUTES. At any time within 30 days following the delivery of the Closing Balance Sheet to Buyer and the Sellers' Agent (the "REVIEW PERIOD"), Buyer or the Sellers' Agent may dispute any amounts reflected or not reflected on the Closing Balance Sheet to the extent the net effect of all such disputed amounts in the aggregate would affect the Tangible Net Worth amount, but only on the basis that such amounts were not arrived at in accordance with GAAP or consistent with the basis of accounting and procedures and methods employed by the Company in its Financial Statements; each of Buyer and the Sellers' Agent will notify the other in writing of each such disputed item, and will specify the amount thereof in dispute, not later than the expiration of the Review Period. If Buyer and the Sellers' Agent are able to resolve all the disputed items, then the Closing Balance Sheet agreed upon by Buyer and the Sellers' Agent will be final, binding and conclusive on the parties hereto. If Buyer and the Sellers' Agent are unable to resolve any disputed item and are therefore unable to agree as to the Closing Balance Sheet and the resultant Tangible Net Worth amount within 20 days following the expiration of the Review Period, then within 10 days thereafter either Buyer or the Sellers' Agent may elect that the items remaining in dispute be submitted for resolution to a nationally recognized accounting firm (the member of which who will be primarily responsible for resolving such disputes will have had substantial auditing experience and substantial experience in arbitration or other dispute resolution proceedings concerning accounting issues) selected by mutual agreement of Buyer and the Sellers' Agent (or failing such agreement between Buyer and the Sellers' Agent, as selected by mutual agreement between Buyer's independent accountants and the Company's independent accountants, or failing such agreement, appointed by the American Arbitration Association) (the "ACCOUNTANTS"). The Accountants will, within 30 days after submission, determine, based solely on presentations by Buyer and the Sellers' Agent (and their representatives) and not by independent review, and render a written report to the parties upon, such remaining disputed items and the resultant calculation of the Closing Balance Sheet and the Tangible Net Worth amount in accordance with the provisions hereof, and such report and the resultant Closing Balance Sheet will be final, binding and conclusive on the parties hereto. In resolving any disputed item, the Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and disbursements of the Accountants (and of the American Arbitration Association, if any) (a) will be paid with a set-off of the Earn Out Amount pursuant to Article VIII if the Tangible Net Worth amount finally determined pursuant to this Article II shall be more than $25,000 below the Tangible Net Worth amount reflected on the Closing Balance Sheet originally submitted pursuant to Article 2(f)(i) hereof, or (b) will be borne by Buyer if the Tangible Net Worth amount finally determined pursuant to this Article 2(f)(i) is less than $25,000 below the Tangible Net Worth amount reflected on the Closing Balance Sheet originally submitted pursuant to Article 2(f)(i) hereof. Buyer and the

     Sellers hereby agree to cooperate and work in good faith and as expeditiously as reasonably possible to resolve any and all Closing Balance Sheet disputes.

                 (iv) ADJUSTMENT. In the event that the Tangible Net Worth of the Company as of the Closing Date as reported in the Closing Balance Sheet is less than $1,230,000, then the Earn Out Amount shall be reduced, and the amounts payable to the Sellers shall be reduced, to the extent of such deficiency. Buyer shall provide written notice of such deficiency to the Sellers' Agent pursuant to the provisions of Article VIII, and the deficiency shall be payable to the Buyer as a set-off claim thereunder (pursuant to the procedure set forth in such Article VIII, except that no objection may be made by Sellers' Agent to a claim submitted following the resolution of a dispute pursuant to Article 2(e)(iii)). In the event that the Tangible Net Worth of the Company as of the Closing Date as reported in the Closing Balance Sheet is greater than $1,230,000 then Buyer will within 30 days deliver to each Seller cash (without interest) equal to a pro rata portion of amount the Tangible Net Worth exceeds $1,230,000.

                                   ARTICLE III

     3.    REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

           (a) REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Except as set forth in the Disclosure Schedule attached hereto, each of the Sellers severally (but not jointly) represents and warrants to the Buyer that the statements contained in this Article 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3 (a)) with respect to himself.)

                 (i) AUTHORIZATION OF TRANSACTION. Each Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. To the best of Sellers' Knowledge none of the Sellers need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                 (ii) NONCONTRAVENTION. Except as set forth in Section 3(a)(ii) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he is bound or to which any of his assets is subject.

                 (iii) BROKERS' FEES. None of the Sellers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Collateral Documents for which the Buyer could become liable or obligated.

                 (iv) COMPANY SHARES. Each Seller holds of record and owns beneficially the number of Company Shares set forth next to his name in
     Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Sellers is a party to any option, warrant, purchase right, or other contract or commitment that could require any Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). None of the Sellers is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. Each Seller is solvent.

           (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to each of the Sellers that the statements contained in this Article 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3(b)).

                 (i) ORGANIZATION AND CAPITALIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The entire authorized capital stock of the Buyer consists of 50,000,000 shares, par value .0025 per share, of Common Stock, of which as of June 12, 1998 12,355,920 were issued and outstanding; and 4,000,000 shares of Series A Preferred Stock, par value $1.00 per share, of which as of June 12, 1998 none were issued and outstanding.

                 (ii) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The person signing this Agreement on behalf of the Buyer has full corporate authority to do so. No further approval of the Buyer's Board of Directors is required in order for this Agreement and the Collateral Documents to constitute and they do constitute the valid and legally binding obligation of the Buyer, enforceable in accordance with their terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                 (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws.

                 (iv) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Collateral Documents for which any Seller could become liable or obligated.

                                   ARTICLE IV

     4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. Except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"), the Company and Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4). The mere listing (unless a copy is included and incorporated) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

           (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Colorado. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except to the extent such failure to be in good standing would not have a Material Adverse Effect. The Company has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Company. The Sellers have made available to the Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). To the best of Sellers Knowledge, prior to December 31, 1994, and since December 31, 1994 (without any Knowledge qualifier) the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

          (b) CAPITALIZATION. The entire authorized capital stock of the Company consists of 50,000 Company Shares, of which 15,000 Company Shares are issued and outstanding; 100,000 shares of Class A Preferred Stock, of which 63,271 shares are issued and outstanding; 20,000 shares of Class B Preferred Stock of which none are issued and outstanding; no Company Shares or Preferred Stock of any Class are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable. The Purchased Shares are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. As of the Closing there are no outstanding or authorized options, warrants, purchase rights, rights of first refusal, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock; and there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to any of the voting of the capital stock of the Company.

           (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement and the Collateral Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth in Section 4(c) of the Disclosure Schedule, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

           (d) BROKERS' FEES. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Collateral Documents.

           (e) TITLE TO ASSETS. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

           (f) SUBSIDIARIES. The Company does not have and has never had any subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a subsidiary of the Company.

           (g) FINANCIAL STATEMENTS. The Sellers have provided and made available to Buyer Company Financial Statements that fairly and accurately represent the financial condition of the Company. Attached hereto as EXHIBIT A are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) unaudited Balance Sheets and Statements of Income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended September, 1995, 1996, and 1997, (the "MOST RECENT FISCAL YEAR END"); and
(ii) unaudited Balance Sheets and Statements of Income (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the eight months ended May, 1998 (the "MOST RECENT FISCAL MONTH END") for the Company. Except as set forth in
Section 4(g) of the Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP or consistent with the basis of accounting and procedures and methods employed by the Company in its Financial Statements applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete and are consistent with the books and records of the Company (which books and records are correct and complete).

           (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Except as set forth in Section 4(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change in the business, financial condition, operations, results of operations, of the Company. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, since that date:

                 (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                 (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

                 (iii) no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Company is a party or by which it is bound;

                 (iv) the Company has not imposed or has had imposed upon it any Security Interest upon any of its assets, tangible or intangible except in the Ordinary Course of Business and consistent with prior practice;

                 (v) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                 (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

                 (vii) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate;

                 (viii) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                 (ix) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 in any single instance or $25,000 in the aggregate or outside the Ordinary Course of Business;

                 (x) the Company has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                 (xi) there have been no changes authorized or made in the charter or bylaws of the Company since May 30, 1998;

                 (xii) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                 (xiii) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                 (xiv) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate;

                 (xv) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xvi) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                 (xvii) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xviii) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                 (xix) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xx) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                 (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                 (xxii) the Company has not committed to any of the foregoing.

           (i) UNDISCLOSED LIABILITIES. The Company has no Liability (and to the best of Sellers' Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) except for Liabilities contained in the Disclosure Schedule.

           (j) LEGAL COMPLIANCE. To the best of Sellers' Knowledge prior to December 31, 1994, and since December 31, 1994 (without any Knowledge qualifier) the Company and its predecessors have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of national, provincial, federal, state, regional, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Section 4(j) of the Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its or their properties or (ii) which is required for the operation of its or their business or the holding of any such interest (herein collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in their properties or assets.

           (k)   TAX MATTERS.

                 (i) To the best of Sellers' Knowledge prior to December 31, 1994, and since December 31, 1994 (without any Knowledge qualifier) the Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects.
     All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                 (ii) To the best of Sellers' Knowledge prior to December 31, 1994, and since December 31, 1994 (without any Knowledge qualifier) the Company has withheld and paid all

     Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                 (iii) No Seller or director or officer of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. Section 4(k) of the Disclosure Schedule lists all national, provincial, federal, state, regional, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after September 30, 1996 and September 30, 1997 indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have provided Buyer access to correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since September 30, 1996.

                 (iv) To the best of Sellers' Knowledge prior to December 31, 1994, and since December 31, 1994 (without any Knowledge qualifier) the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (v) The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability in accordance with the past custom and practice of the Company and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

           (l)   REAL PROPERTY.

                 (i) The Company does not own nor has agreed or is otherwise committed to purchase any real property.

                 (ii) Section 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in
     Section 4(l)(ii) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 4(l)(ii) of the Disclosure Schedule:

                         (A) the lease or sublease is in full force and effect and to the best of Sellers' Knowledge legal, valid, binding, enforceable, and

                         (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                         (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                         (D)  no party to the lease or sublease has
          repudiated any provision thereof;

                         (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                         (F) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                         (G) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                         (H) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                         (I) to the best of Sellers' Knowledge the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

           (m)   INTELLECTUAL PROPERTY.

                 (i) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all action reasonably necessary to maintain and protect each item of Intellectual Property that it owns or uses.

                 (ii) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the

     Sellers and the directors and officers of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                 (iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or trademark registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for trademark registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have made available to the Buyer correct and complete copies of all such patents, trademark registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule:

                       (A) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                       (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                       (C)   no action, suit, proceeding, hearing,
     investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                       (D) the Company has never agreed to indemnify any Person for or against any interference, infringement,
          misappropriation,      or other conflict with respect to the item.

           (iv) Section 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Sellers have made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule:

                       (A)   the license, sublicense, agreement, or
          permission coverning the item is legal, valid, binding, enforceable, and in full force and effect;

                       (B)   the license, sublicense, agreement, or
          permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                       (C) to the best of Sellers' Knowledge no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                       (D) to the best of Sellers' Knowledge no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                       (E)   with respect to each sublicense, the
          representations and warranties set forth in subsections (A) through
          (D) above are true and correct with respect to the underlying license;

                       (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                       (G)   no action, suit, proceeding, hearing,
          investigation, charge, complaint, claim, or demand is pending or to the best of Sellers' Knowledge is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                       (H) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                 (v) To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

           (n) TANIGIBLE ASSETS. The Company owns or leases all buildings, machinery, equipment, and other tangible assets, other than inventory, necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

           (o) INVENTORY. The inventory of the Company consists of purchased goods and finished goods, all of which to the best of Sellers' Knowledge are merchantable and fit for the purpose for which they were procured and none of which is damaged, or defective, except for defective goods received from La Sportiva S.r.l.

           (p) CONTRACTS. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is currently a party:

                 (i) any agreement (or group of related agreements) for the lease of personal property to or fromany Person providing for lease payments in excess of $10,000 per annum;

                 (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $10,000;

                 (iii) any agreement concerning a partnership or joint venture;

                 (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (v) any agreement concerning confidentiality or noncompetition;

                 (vi) any agreement with any of the Sellers and their Affiliates (other than the Company);

                 (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                 (viii)  any collective bargaining agreement;

                 (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 (U.S.) or providing severance benefits;

                (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or

                (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Change on the business, financial condition, operations, results of operations, or future prospects of the Company.

The Sellers have made available and prior to the Closing will deliver to the Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in

Section 4(p) of the Disclosure Schedule. With respect to each such agreement:
(A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and except as otherwise set forth in the Disclosure Schedule no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

           (q) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and to the best of Sellers' Knowledge will be collected in accordance with their terms at their recorded amounts, subject only to the item for bad debts set forth in the Company Financial Statements, Income Statement and Annual Budget adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

          (r) POWERS OF ATTORNEY. To the best of Sellers' Knowledge, prior to December 31, 1994, and since December 31, 1994 (without any Knowledge qualifier) there have been no powers of attorney executed or outstanding on behalf of the Company.

          (s) INSURANCE. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

                 (i)   the name, address, and telephone number of the agent;

                 (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (iii) the policy number and the period of coverage;

With respect to each such insurance policy to the best of Sellers' Knowledge:
(A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

           (t) LITIGATION. Section 4(t) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Sellers of the Company has any Basis to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

           (u) PRODUCT WARRANTY. Each product sold, leased, or delivered the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no material Liability (and to the best of Sellers' Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, except as stated in the Company Income Statement and Annual Budget as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

          (v) PRODUCT LIABILITY. The Company has no material Liability (and to the best of Sellers' Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

          (w) EMPLOYEES. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

          (x) EMPLOYEE BENEFITS. Section 4(x) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute.

                    (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of all applicable laws.

                    (B) All required reports and descriptions have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan.

                    (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan.

                    (D) There have been no prohibited transactions with respect to any such Employee Benefit Plan. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the best of Sellers' Knowledge is threatened. None of the Sellers has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

          (y) GUARANTIES. Except as set forth in Section 4(y) of the Disclosure Schedule, the Company is not a guarantor nor otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

          (z)    ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

                 (i) To the best of Sellers' Knowledge each of the Company and its predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

                 (ii) Since December 31, 1994, the Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

                 (iii) To the best of Sellers' Knowledge no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

          (aa) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPAMY. Except as set forth in Section 4(aa) of the Disclosure Schedule, none of the Sellers and their Affiliates has been involved in any business arrangement or relationship with the Company since December 31, 1994, and none of the Sellers and their Affiliates owns any asset, tangible or intangible, which is used in the business of the Company.

          (bb) DISCLOSURE. To the best of Sellers' Knowledge the representations and warranties contained in this Article 4 and the Disclosure Schedule do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.

          (cc) BANK ACCOUNTS. Section 4(cc) of the Disclosure Schedule contains a true, correct and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or with access thereto.

          (dd) MATERIALITY. The matters and items excluded from the representations and warranties set forth in this Article by operations of the materiality exceptions and materiality qualifications contained in such representations and warranties, in the aggregate for all such excluded matters and items, do not constitute a Material Adverse Change to the Company.

          (ee) SOLVENCY. As of the execution and delivery of this Agreement, the Company is, and, as of the Closing Date, will be solvent.

          (ff) PREDECESSOR STATUS. Set forth in Section 4(ff) of the Disclosure Schedule is a listing of all predecessor companies of the Company and the names of any Entities from which, since December 31, 1994, the Company previously acquired material properties or assets. The Company has never been a subsidiary or division of another entity, nor part of an acquisition that was later rescinded.

           (gg) MINUTE BOOKS. To the best of Sellers' Knowledge the minute books of the Company made available to counsel for Buyer are the only minute books of the Company and reference all material transactions approved by the directors (or committees thereof) and stockholders since the time of incorporation of the Company.

          (hh) DISCLOSURE SCHEDULE. The Disclosure Schedule has been prepared and executed by the Sellers and dated and delivered on the date of this Agreement. The Sellers shall endeavor to disclose in the Disclosure Schedule each item of information in each separate section in which such item may reasonably be required to be disclosed.

                                 ARTICLE V

     5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

           (a) GENERAL. Each of the Parties will use his or its best good faith efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement and the Collateral Documents.

           (b) NOTICES AND CONSENTS. The Sellers will cause the Company to give any notices to third parties, and will cause the Company to use its reasonable best efforts to obtain any third party consents, that the Buyer may reasonably request in connection with the matters referred to in Article 4(c) above. Each of the Parties will (and the Sellers will cause the Company to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in
Article 3(a)(ii), Article 3(b)(ii), and Article 4(c) above.

           (c) QPERATION OF BUSINESS. After the execution and delivery of this Agreement and until and including the Closing Date, the Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Article 4(h) above.

           (d) PRESERVATION OF BUSINESS. The Sellers will use their reasonable best efforts to cause each of the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

           (e) FULL ACCESS. Each of the Sellers will permit, and the Sellers will cause the Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Company.

           (f) NOTICE OF DEVELOPMENTS. The Sellers will give prompt written notice to the Buyer of any adverse development causing a breach of any of the representations and warranties in Article 4 above. Each Party will give prompt written notice to the others of any adverse development causing a breach of any of his or its own representations and warranties in Article 3 above. Such disclosure will be deemed to amend the Disclosure Schedule. No disclosure by any Party pursuant to this Article 5(f), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

           (g) EXCLUSIVITY. Except as otherwise contained in the Letter of Intent, dated May 27, 1998 between the Buyer and the Sellers, upon the execution and delivery of this Agreement none of the Sellers will (and the Sellers will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                                ARTICLE VI

     6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

           (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to vest the Buyer with full right, title and possession to the Purchased Shares or otherwise carry out the purposes of this Agreement and the Collateral Documents, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. Further, the officers and directors of the Company are fully authorized in the name of the Company or otherwise to take, and will take, all such lawful and necessary and/or desirable action so long as such action is consistent with this Agreement.

           (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

          (c) TRANSITION. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing, PROVIDED, HOWEVER, the foregoing is not intended to impose any noncompetition restriction upon any of the Sellers. The Buyer shall pay Company employees all accrued but unpaid profit sharing and bonus benefits that are due consistent with prior practice of the Company. The Buyer shall also pay reasonable severance packages to those Company Employees who are terminated by the Buyer within six months following the Closing Date.

           (d) CONFIDENTIALITY. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and the Collateral Documents, and deliver promptly to the other Party or destroy, at the request and option of the other Party, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then the party receiving such request will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Article 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the disclosing Party shall use his or its reasonable best efforts to obtain, at the reasonable request of the Buyer (and at Buyer's sole expense), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

           (e) RELEASE FROM PREFERRED STOCK AGREEMENT. The Buyer agrees to use its reasonable best efforts to promptly cause the release each of the Sellers from their respective obligations contained in the Preferred Stock Agreement dated October 29, 1998 by and among the shareholders of the Company.

                             ARTICLE VII

     7.    CONDITIONS TO OBLIGATION TO CLOSE AND DELIVERIES.

           (a) CONDITIONS TO OBLIGATION OF THE BUYER AND DELIVERIES. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i)     the representations and warranties set forth in
     Article 3(a) and Article 4 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                 (iii) Buyer shall be satisfied with the results of its ongoing business, financial and legal due diligence of the Company;

                 (iv) the Company shall have procured all of the third party consents requested by the Buyer and specified in Article 5(c) above;

                 (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any national, provincial, federal, regional, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
     (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (vi) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
     Article 7(a)(i), (ii), (iv) and (v) is satisfied in all respects;

                 (vii) the relevant parties shall have executed and delivered the Collateral Documents in form and substance as set forth in EXHIBIT B-l through EXHIBIT B-3 attached hereto and the same shall be in full force and effect;

                 (viii) the Buyer shall have received from counsel to the Company an opinion in form and substance as set forth in EXHIBIT C attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                 (ix) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

                 (x) this Agreement, the Collateral Documents and all the transactions contemplated hereby and thereby shall be duly approved and authorized by the Board of Directors of the Buyer.

                 (xi) The Shareholders Agreement by and among the shareholders of the Company dated December 28, 1994, as amended to date shall have been terminated by the mutual written consent of each of the parties thereto.

                 (xii) The Employment Agreements dated December 31, 1994 between the Company and each of the Sellers, respectively, shall be terminated by mutual written agreement of the Company and each Seller, unless the Buyer desires any Seller to continue working for the Company, in which case the Employment Agreement as amended and currently in effect pertaining to such Seller shall remain in effect.

                 (xiii) The Buyer shall have received the written resignation of each Officer and Director of the Company.

                 (xiv) The Buyer shall have received documentation satisfactory in form and substance that the Company has purchased all Common Stock owned by La Sportiva S.r.l.

     The Buyer may waive any condition specified in this Article 7(a) if it executes a writing so stating at or prior to the Closing.

           (b) CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                 (i)     the representations and warranties set forth in
     Article 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any national, provincial, federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement;
     (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); or (C) prevent the Buyer from registering and Sellers from subsequently trading the shares of Buyer Common Stock comprising the Purchase Price on the NASDAQ national market.

                 (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in
     Article 7(b)(i)-(iii) is satisfied in all respects;

                 (v) the relevant parties shall have entered into the Collateral Documents in form and substance as set forth in EXHIBITS B-1 through B-3 and each of the same shall be in full force and effect;

                 (vi) the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in EXHIBIT D attached hereto, addressed to the Sellers, and dated as of the Closing Date;

The Requisite Sellers may waive any condition specified in this Article 7(b) if they execute a writing so stating at or prior to the Closing.

                                ARTICLE VIII

     8.    REMEDIES FOR BREACHES OF THIS AGREEMENT.

           (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the covenants, representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (unless a Party had actual knowledge of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for one year thereafter, except for those representations, warranties and covenants contained in Articles 3(a)(i), 3(a)(ii), 3(a)(iv), 4(a), (b), (c), (i), (k),
(m), (r), (t) and (y) which shall survive for eighteen months thereafter (subject to the earlier expiration of any applicable statutes of limitations).

          (b)    SET-OFF ARRANGEMENTS.

                 (i) SET-OFF AGAINST EARN OUT AMOUNT. The right to set-off against the Earn Out Amount shall be available to compensate Buyer and its Subsidiaries for any claim, loss, expense, liability or other damage, including fees and disbursements (but excluding attorneys' fees) in connection with any action, suit or proceeding, to the extent of the amount of such claim, loss, expense, liability or other damage arising (though not necessarily resolved or actual incurred), net of any insurance recovery (and Buyer hereby waives any right of subrogation in connection with such recovery), during the relevant Claims Period ("LOSS" or collectively "LOSSES") that Buyer and its Subsidiaries or any of their affiliates suffers by reason of the breach by the Sellers of any representation, warranty, covenant or agreement of the Sellers or the Company contained herein. Buyer shall not be entitled to receive any disbursement with respect to any Loss under this Article VIII arising in respect of any Losses that (1) do not amount to $10,000 in any single instance or $15,000 in the aggregate (Losses below these amounts shall be borne by Buyer), (2) Losses arising from slow-moving or obsolete inventory, or (3) any Losses that occur subsequent to the expiration of the relevant Claims Period. Notwithstanding anything herein contained, absent fraud, Buyer shall not be entitled to a right to set-off against the Earn Out Amount, or any other recovery or recourse, for any amount that Losses exceeds $175,000 in the aggregate in satisfaction of any and all Losses (the "SET-OFF AMOUNT"). In the event of fraud committed by any Seller there shall be no limitation to the Set-Off Amount, or other recovery or recourse available to the Buyer, nor shall expiration of the relevant Claims Period apply to bar any such claim of fraud by the Buyer. The Buyer will only make a set-off against the portion of the Earn Out Amount paid on the second and third anniversary of the Closing Date, and to the extent practicable will make such set-off ratably from the Earn Out Amount paid on such Second and Third Anniversary.

                 (ii) OBJECTIONS TO CLAIMS. Buyer shall be obligated to deliver to Sellers' Agent a notice of any claim of Losses forty-five (45) days prior to making any set-off against the Earn Out Amount. At the time of delivery of any Officer's Certificate giving notice of a claim to set-off against the Earn Out Amount to the Sellers' Agent, Seller's Agent shall have forty-five (45) days to object in a written statement to the claim made in the Officer's Certificate. The Sellers' Agent will only submit an objection in good faith. If, upon the expiration of such forty-five (45) day period no objection is received by the Buyer then the Sellers waive any and all right to object, contest, challenge, or impede the Buyer's right to make a set-off against the Earn Out Amount as provided in Article 8(b)(i).

                 (iii)   RESOLUTION OF CONFLICTS; ARBITRATION.

                         (A) In case the Sellers' Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Sellers' Agent and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

                         (B) If no such agreement can be reached after good faith negotiation, either Buyer or the Sellers' Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Buyer and the Sellers' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator (who shall be affiliated with a Big Six accounting firm or any successor thereto). The arbitrators shall, within ten
          (10) business days after the last day of any hearings on any motion, issue a definitive written ruling on such motion. The arbitrator shall also, within twenty (20) business days from the last day of any hearings regarding the issuance of any awards, issue a definitive written ruling on the issuance of any such award in such arbitration. The arbitrators shall also establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article VIII hereof, the Buyer shall be entitled to act in accordance with such decision and make or withhold payments out of the Earn Out Amount in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                         (C) In no event may punitive or exemplary damages be awarded in any arbitration, and arbitration between the parties shall be final and binding. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Boulder or Denver, Colorado, USA. Each party to any arbitration pursuant to this Article VIII shall pay its own expenses; the fees of each arbitrator and any administrative fee of the sponsoring arbitration entity, if any, shall be borne equally by Buyer, on the one hand, and the Sellers' Agent, on the other.

                 (iv)    SELLERS' AGENT; POWER OF ATTORNEY.

                         (A)  Effective upon the Closing, and without
          further act of any Seller, Colin Lantz shall be appointed as agent and attorney-in-fact (the "SELLERS' AGENT") for each Seller, for and on behalf of such Sellers, to give and receive notices and communications, to authorize a set-off by the Buyer of the Earn Out Amount in satisfaction of claims by Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers' Agent for the accomplishment of the foregoing. Such agency may be changed by the Sellers (and their heirs, legal representatives and permitted assigns) from time to time upon not less than thirty (30) days prior written notice to Buyer or in the event of the death or permanent disability of the Sellers' Agent.
          No bond shall be required of the Sellers' Agent, and the Sellers' Agent shall not receive compensation for his or her services. Notices or communications to or from the Sellers' Agent shall constitute notice to or from each of the Sellers of the Company.

                         (B) The Sellers' Agent shall not be liable for any act done or omitted hereunder as Sellers' Agent while acting in good faith and in the exercise of reasonable judgment. The Sellers shall severally indemnify the Sellers' Agent and hold the Sellers' Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Sellers' Agent and arising out of or in connection with the acceptance or administration of the Sellers' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers' Agent.

                 (v) ACTIONS OF THE SELLERS' AGENT. A decision, act, consent or instruction of the Sellers' Agent shall constitute a decision of all the Sellers and shall be final, binding and conclusive upon each of the Sellers, and the Buyer may rely upon any such decision, act, consent or instruction of the Sellers' Agent as being the decision, act, consent or instruction of each every such Seller. The Buyer is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers' Agent.

                 (vi) THIRD-PARTY CLAIMS. In the event Buyer becomes aware of a third-party claim which Buyer believes may result in a set-off against the Earn Out Amount, Buyer shall promptly notify the Sellers' Agent of such claim, and the Sellers' Agent shall be entitled, at their expense, to participate in any defense of such claim. Buyer shall consult with the Sellers' Agent prior to the settlement of any such claim and discuss with the Sellers' Agent in good faith any input regarding the claim and potential settlement the Sellers' Agent may have prior to any settlement. After such consultation, Buyer shall have the right in its sole discretion to settle any such claim.

                                 ARTICLE IX

     9.    TERMINATION.

           (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

                 (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers on or before the Closing Date if the Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Company;

                 (iii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Article 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                 (iv) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Article 7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

           (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Article 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). If any Party terminates this Agreement for any reason other than those set forth in
Article 8(a) above (a "WITHDRAWING PARTY") such Withdrawing Party shall, within thirty (30) days after such termination, pay the other non-Withdrawing Party the sum of $10,000.

                               ARTICLE X

     10.   MISCELLANEOUS.

           (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

          (b) ENTIRE AGREEMEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements (including, but not limited to the Letter of Intent dated May 27, 1998), or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (c) SUCCESSION AND ASSIGNMENT; PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of and shall unconditionally guarantee all of Buyer's obligations hereunder). Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (e) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

               If to the Sellers:
               Colin Lantz
               16679 North St. Vrain
               Lyons, CO 80540
               303-823-6968

               With a Copy to:
               The Law Offices of Christopher J. Archer, P.C.
               2602 Pine Street

               Telephone:  303-449-0427
               Telecopier: 303-449-0428

               If to the Company:
               La Sportiva USA, Inc.
               3280 Pearl Street
               Boulder, CO 80301
               Attention: Colin Lantz
               Telephone:  303-443-8710
               Telecopier: 303-442-7541

               With a Copy to:

               The Law Offices of Christopher J. Archer, P.C.
               (Address listed above)

               If to the Buyer:

               The North Face, Inc.
               2013 Farallon Drive
               San Leandro, California 94577
               Attention:  Mardy Cason
               Telephone:  (510) 618-3500
               Telecopier: (510) 618-3530

               With a Copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304
               Attention: Jeffrey D. Saper, Esq.

               Telephone:  (650) 493-9300
               Telecopier: (650) 493-6811

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

           (g) GOVERNING LAW. This Agreement is entered into in Boulder Colorado with respect to assets, property and activities located in or occurring in Boulder Colorado. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

           (h) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and each of the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

           (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

           (j) EXPENSES. The Company and the Buyer shall bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer agrees that the Company has borne and will bear all of the Sellers' costs and expenses (including all of their legal fees and expenses) in connection with this Agreement and any of the transactions contemplated hereby.

          (k) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any national, provincial, federal, regional, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

           (l) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

           (m) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Boulder or Denver, Colorado, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.


                                     *****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


                                       THE NORTH FACE
                                       a Delaware corporation


                                       By:___________________________________
                                          Marsden S. Cason, Chairman



                                       LA SPORTIVA USA
                                       a Colorado Corporation


                                       By:___________________________________
                                       Its:__________________________________

                                       SELLERS

                                       ______________________________________
                                       Colin Lantz

                                       ______________________________________
                                       C. Edward Sampson

                                       ______________________________________
                                       Heinz Mariacher